Exhibit 99.1

Contacts:
Kevin Murphy
585-218-4210

PRO-FAC ANNOUNCES FIRST FISCAL QUARTER 2008 RESULTS

Fairport, N.Y., November 13, 2007…Pro-Fac Cooperative, Inc. (“Pro-Fac” or the “Cooperative”) (Nasdaq-CM: PFACP), an agricultural cooperative, filed its Report on Form 10-QSB for the fiscal quarter ended September 29, 2007 today with the Securities and Exchange Commission. The Form 10-QSB among other things includes Pro-Fac’s financial results for the first quarter of fiscal 2008.

For the fiscal quarter ended September 29, 2007, Pro-Fac had net income of $118.9 million. The income for the quarter ended September 29, 2007, resulted from $116.6 million of income as a result of a distribution received from Birds Eye Holdings LLC, the gain of $1.2 million recognized related to proceeds of the termination payments received under the terms of the termination agreement between Pro-Fac and Birds Eye Foods, and investment income earned of $1.4 million, net of normal operating expenses of approximately $0.4 million and a tax-benefit of $0.1 million.

ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, applies, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, “PFACP”. More information about Pro-Fac can be found on its web site at http://profaccoop.com/.